Exhibit 99.1





   SELECTED QUARTERLY FINANCIAL INFORMATION
                   (Unaudited)

   Selected quarterly information for the years ended December 31, 1997 and 1996 is as follows (in thousands, except per share amounts):

                                            Quarter Ended
                          ----------------------------------------------------
1997                      December 31    September 30     June 30       March 31
-----------------------   -----------    ------------    ---------    ----------
Revenues from Rental
 Operations               $   70,980     $   56,218      $   51,586   $ 50,918
Revenues from Service
 Operations               $    7,393     $    5,917      $    5,129   $  3,939
Net income available for
 common shares            $   19,406     $   16,911      $   14,696   $ 14,986
Basic income per common
 share (2)                $     0.26     $     0.26      $     0.23   $   0.24
Diluted income per
 common share (2)         $     0.25     $     0.26      $     0.23   $   0.24
Weighted average common
 shares (2)                   75,466         65,309          63,168     61,624
Weighted average common
 and dilutive potential
 common shares (2)            86,649         72,971          70,576     69,579
Funds From Operations
  (1)                     $   33,126     $   26,007      $   24,406   $ 23,717
Cash flow provided
 by (used by):
 Operating activities     $   49,057     $   38,676      $   42,489   $ 28,973
 Investing activities       (216,788)      (205,129)       (134,244)   (41,163)
 Financing activities          3,952        337,478          81,865     19,853

1996
------------------------
Revenues from Rental
 Operations               $   46,451     $   41,448      $   37,724   $ 36,537
Revenues from Service
 Operations               $    5,404     $    5,042      $    5,137   $  4,346
Net income available
 for common shares        $   15,447     $   13,478      $   12,299   $  9,648
Basic income per common
 share (2)                $     0.26     $     0.23      $     0.21   $   0.20
Diluted income per
 common share (2)         $    0. 26     $     0.23      $     0.21   $   0.20
Weighted average common
 shares (2)                   58,910         58,714          58,288     48,568
Weighted average common
 and dilutive potential
 common shares (2)            66,885         66,503          66,370     57,778
Funds From Operations
 (1)                       $  20,966     $   20,202      $   19,088   $ 15,823
Cash flow provided by
 (used by):
 Operating activities      $  26,032     $   29,987      $   24,647   $ 14,469
 Investing activities        (74,241)      (108,909)        (13,733)   (79,865)
 Financing activities         41,620         90,559         (22,718)    71,759






      (1) Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest, unconsolidated partnerships and joint ventures (adjustments for minority interest, unconsolidated partnerships and joint ventures are calculated to reflect Funds From Operations on same basis).
        Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance, and is not indicative of cash available to fund all cash flow needs.

      (2) Amounts adjusted to reflect the Company's two-for-one stock split effected in August 1997.